Exhibit 99.5

Signature of Shareholder Date: Signature of Shareholder Date: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. JOHN SMITH 1234 MAIN STREET APT. 203 NEw YORK, NY 10038 ATTENDING THE  VIRTUAL MEETING- The company will be hosting the special meeting live via the Internet. To attend the meeting via the Internet, please visit https://web.lumiagm.com/263752757 (password: denmark2022) and be sure to have your control number available. VIRTUAL MEETING INSTRUCTIONS COMPANY NUMBER ACCOUNT NUMBER SPECIAL MEETING OF HAREHOLDERS OF DENMARK BANCSHARES, INC. June 13, 2022 CONTROL NUMBER